EXHIBIT 99.1

BioCryst Announces FDA Approval of ORLADEYO® (berotralstat) Oral Pellets, First and Only Oral Prophylactic Treatment for Patients with HAE Aged 2 to <12 Years

–ORLADEYO now first and only targeted oral prophylactic therapy for patients with HAE aged 2 and older–

-Oral pellet formulation provides child-friendly method of administration-

–Showed early and sustained reductions in monthly attack rates in APeX-P–

RESEARCH TRIANGLE PARK, N.C., Dec. 12, 2025 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX) today announced that the U.S. Food and Drug Administration (FDA) has approved its New Drug Application (NDA) for the use of an oral pellet formulation of once-daily ORLADEYO® (berotralstat) for prophylactic therapy in pediatric patients with hereditary angioedema (HAE) aged 2 to <12 years.

HAE often presents during childhood, with approximately 40% of children with HAE having their first attack by age 5. HAE can significantly impair normal daily living due to the physical manifestations and psychosocial impact resulting from the disease’s unpredictable, debilitating, and potentially life-threatening nature. Until now, the only targeted treatment options for those under age 12 were administered intravenously or through subcutaneous injection, which can be burdensome for younger patients living with HAE and their caregivers.

“Today’s pediatric approval of ORLADEYO offers a welcome oral preventive choice for children living with HAE and provides families and clinicians with an important option for shared decision-making that matches treatment with patient needs,” said Anthony J. Castaldo, CEO and chairman of the U.S. Hereditary Angioedema Association (HAEA).

ORLADEYO is now the first and only targeted oral prophylactic therapy for patients with HAE aged 2 and above. A capsule formulation of ORLADEYO received FDA approval for prophylaxis to prevent HAE attacks in adult and pediatric patients 12 years and older in December 2020 and is now approved in more than 45 countries around the world.

“As we mark five years since ORLADEYO first transformed care for those with HAE ages 12 and older, this approval extends the benefits of oral prophylactic therapy to a vulnerable and important part of the HAE community, children ages 2 to less than 12. We couldn’t be more excited to bring this treatment option to these kids and their caregivers,” said Jon Stonehouse, chief executive officer of BioCryst. “ORLADEYO has been prescribed to more than 3,500 patients in the U.S. to date, and we’re honored to now bring an oral pellet formulation to children and their caregivers, answering the community’s heartfelt call for a long-term prophylactic treatment option that meets the unique needs of children. Thank you to the patients and caregivers, investigators, advocates, and employees who helped make this significant HAE treatment milestone possible.”

This approval was supported by positive interim data from the APeX-P clinical trial, the largest trial to date evaluating a long-term prophylactic therapy for HAE in patients 2 to <12 years of age. The primary objective was to describe the PK parameters of berotralstat, and secondary objectives were to assess the safety and tolerability of berotralstat and to summarize the efficacy of berotralstat in pediatric patients with HAE. Interim results from APeX-P presented at multiple allergy and immunology-focused congresses and published in the Annals of Allergy, Asthma & Immunology showed ORLADEYO was well tolerated, demonstrated a consistent safety profile across this age group, and resulted in early and sustained reductions in monthly attack rates with no new safety signals identified beyond those previously described in prior adult and adolescent trials. The most commonly reported treatment-emergent adverse event (TEAE) was nasopharyngitis.

Developed with the unique administration needs of children in mind, the new ORLADEYO pellet formulation is sprinkle-like in appearance and size and can be poured directly into the mouth and swallowed immediately with water or milk, or sprinkled over a spoonful of soft, non-acidic food.

“Pediatric patients living with HAE can experience significant burdens, not only from the disease itself but also from its treatments, affecting their physical, psychosocial, and developmental well-being,” said Dr. Raffi Tachdjian, Associate Clinical Professor of Medicine & Pediatrics, Division of Allergy & Clinical Immunology, David Geffen School of Medicine, University of California Los Angeles. “This new oral pellet formulation of ORLADEYO provides a more easily administered long-term-prophylactic option to help children with HAE better manage their disease, especially when the experience of infusions or injections is not ideal.”

BioCryst has filed its application for the use of ORLADEYO oral pellets in patients with HAE aged 2 to <12 years with the European Medicines Agency and the Japan Pharmaceutical and Medical Devices Agency. Additional regulatory filings are planned in other global territories, including Canada.

“We are excited to make ORLADEYO oral pellets available to children living with HAE. The use of prophylactic therapy has been limited among younger children compared to adults, in part because of the lack of appropriate, less burdensome treatment options. ORLADEYO oral pellets have the potential to change how a new generation of children with HAE and their caregivers manage this condition, giving them more freedom to live a normal life,” said Charlie Gayer, president & chief commercial officer of BioCryst.

BioCryst is committed to providing support every step of the way and offers Empower Patient Services, a single stop for all patient and HCP ORLADEYO needs. It combines a specialty pharmacy and patient support program with a dedicated team of experts who provide individualized and streamlined support navigating the insurance process, affordability, adherence, and related needs.

Visit www.ORLADEYO.com for more information.

About ORLADEYO® (berotralstat)
ORLADEYO® (berotralstat) is the first and only oral therapy designed specifically to prevent attacks of hereditary angioedema (HAE) in adult and pediatric patients 2 years and older. One dose of ORLADEYO per day works to prevent HAE attacks by decreasing the activity of plasma kallikrein.

U.S. Indication and Important Safety Information

INDICATION
ORLADEYO® (berotralstat) is a plasma kallikrein inhibitor indicated for prophylaxis to prevent attacks of hereditary angioedema (HAE) in adults and pediatric patients 2 years and older.

Limitations of use
The safety and effectiveness of ORLADEYO for the treatment of acute HAE attacks have not been established. ORLADEYO should not be used for the treatment of acute HAE attacks. Additional doses or doses of ORLADEYO higher than the prescribed once-daily dose are not recommended due to the potential for QTc interval prolongation.

IMPORTANT SAFETY INFORMATION

An increase in QTc interval was observed in adults at dosages higher than 150 mg once daily and was concentration dependent.

The most common adverse reactions (≥10%) in patients receiving ORLADEYO were abdominal pain, vomiting, diarrhea, back pain, and gastroesophageal reflux disease.

In adult and pediatric patients aged 12 years and older with moderate or severe hepatic impairment (Child-Pugh B or C), the recommended dosage of ORLADEYO capsules is 110 mg once daily with food. In pediatric patients aged 2 to <12 years with moderate or severe hepatic impairment (Child-Pugh B or C), avoid use of ORLADEYO.

Berotralstat is a substrate of P-glycoprotein (P-gp) and breast cancer resistance protein. P-gp inducers may decrease berotralstat plasma concentration, leading to reduced efficacy of ORLADEYO. Avoid concomitant use of P-gp inducers with ORLADEYO.

ORLADEYO at a dose of 150 mg is a moderate inhibitor of CYP2D6 and CYP3A4. Concomitant use of ORLADEYO with CYP2D6 or CYP3A4 substrates can increase exposure of the CYP2D6 or CYP3A4 substrates and may increase the risk of adverse reactions associated with the substrates. If ORLADEYO is concomitantly used with CYP2D6 or CYP3A4 substrates where minimal increases in the concentration of the substrates may lead to serious adverse reactions, closely monitor or modify the dosage of the CYP2D6 or CYP3A4 substrate.

The safety and effectiveness of ORLADEYO in pediatric patients <2 years of age have not been established.

There are insufficient data available to inform drug-related risks with ORLADEYO use in pregnancy. There are no data on the presence of berotralstat in human milk, its effects on the breastfed infant, or its effects on milk production.

To report SUSPECTED ADVERSE REACTIONS, contact BioCryst Pharmaceuticals, Inc. at 1-833-633-2279 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

About BioCryst Pharmaceuticals
BioCryst is a global biotechnology company focused on developing and commercializing medicines for hereditary angioedema (“HAE”) and other rare diseases, driven by its deep commitment to improving the lives of people living with these conditions. BioCryst has commercialized ORLADEYO® (berotralstat), the first oral, once-daily plasma kallikrein inhibitor, and is advancing a pipeline of potential first-in-class or best-in-class oral small-molecule and injectable protein therapeutics for a range of rare diseases. For more information, please visit www.biocryst.com or follow us on LinkedIn.

Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding BioCryst’s expectations relating to the use of ORLADEYO for pediatric patients with HAE aged 2 to <12 years, including with respect to regulatory filings, timing and benefits. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: BioCryst’s ability to successfully implement its commercialization plans for the ORLADEYO oral pellets; the commercial viability of ORLADEYO oral pellets, including its ability to achieve market acceptance; interim results of a clinical trial do not necessarily predict final results; risks related to government actions, including that decisions and other actions may not be taken when expected or at all, or that the outcomes of such decisions and other actions may not be in line with BioCryst’s current expectations; other applicable regulatory agencies may not approve ORLADEYO for use in pediatric patients with HAE aged 2 to <12 years within the timeframe expected, or at all, may ultimately determine that there are deficiencies in the development program or execution thereof, may require additional information or studies, may disagree with our safety and efficacy conclusions, may impose certain restrictions, warnings, or other requirements, may impose a clinical hold with respect to ORLADEYO, or may withhold or delay market approval for ORLADEYO; and once approved, the FDA and other applicable regulatory agencies may withdraw market approval for ORLADEYO. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, which identify important factors that could cause actual results to differ materially from those contained in BioCryst’s forward-looking statements.

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